                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549




                                    FORM 8-K




                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934



                         Date of Report: October 9, 1996



                           JACOR COMMUNICATIONS, INC.



                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)


           0-12404                                     31-0978313
    (Commission File No.)                      (IRS Employer Identification No.)



                                 1300 PNC Center
                              201 East Fifth Street
                             Cincinnati, Ohio 45202

                                 (513) 621-1300

Item 2.   Acquisition or Disposition of Assets

     On October 9, 1996, Jacor Communications, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Regent Communications, Inc. ("Regent"). Pursuant to the terms of the Merger Agreement, Regent will merge with and into the Company (the "Merger"). After consummation of the Merger, the radio stations operated by Regent subsidiaries will be operated by indirect subsidiaries of the Company. Regent owns, operates or represents 20 radio stations in five U.S. markets: Kansas City, Salt Lake City, Las Vegas, Louisville and Charleston, S.C.

     As contemplated by the Merger Agreement, the Company delivered into escrow a letter of credit in the amount of $10.0 million. Also, the holders of more than a majority of the outstanding shares of Regent capital stock delivered to Regent their irrevocable written consents approving the Merger Agreement and the Merger. No further action of the Regent shareholders will be required to effect the Merger.

     The completion of the Merger remains subject to various other conditions including the receipt of consents from regulatory authorities, including the approval of the Federal Communications Commission and the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Act. Upon the expiration or termination of the applicable HSR waiting period, a subsidiary of the Company will commence serving as time broker for the Regent stations pursuant to time brokerage agreements.

     The Company will acquire Regent in consideration by the Company of the issuance of 3.55 million shares of Jacor common stock, warrants to purchase 500,000 shares of Jacor's common stock at an exercise price of $40 per share and the assumption by the Company of up to $64 million of Regent debt. The Company anticipates that the cash needed to consummate the Merger will be obtained from borrowings under Jacor's existing June 12, 1996 credit facility with Chase Manhattan Bank, as administrative agent, Banque Paribas, as documentation agent, Bank of America Illinois, as syndication agent, and the lenders named therein (the "Existing Credit Facility").

     A copy of the Merger Agreement, the material exhibits thereto and the press release issued by the Company announcing the execution of the Merger Agreement are attached as exhibits hereto.

Item 5.   Other Events

     On October 21, 1996, the Company's wholly owned subsidiary, Citicasters Inc. ("Citicasters"), purchased approximately $106.9 million in aggregate principal amount of the 9 3/4% Senior Subordinated Notes due 2004 of Citicasters. Such notes were repurchased following the Company's offer to purchase same as required by the indenture under which the notes were issued following a change in control of Citicasters. The Company's September 18, 1996 acquisition of Citicasters constituted a change of control. Citicasters funded the purchase of the notes through borrowings under the Existing Credit Facility and cash on hand.

Item 7.   Financial Statements and Exhibits

(a)  Financial Statements of Businesses Acquired.

     The financial statements required to be filed by the Company as part of this Form 8-K require substantial effort on behalf of the Company and Regent and have not yet been finalized on the date of this report. The Company anticipates that such financial statements will be filed be amendment to this Form 8-K on or around November 30, 1996 and in no event later than 60 days hereafter.

(b)  Pro Forma Financial Information.

     See 7(a) above.

(c)  Exhibits

2.1 Agreement and Plan of Merger dated as of October 8, 1996 ("Merger Agreement") between Jacor Communications, Inc. and Regent Communications, Inc. (omitting schedules and exhibits not deemed material).

2.2 Form of Warrant Agreement between Jacor Communications, Inc. and KeyCorp Shareholder Services, Inc., as warrant agent (included as Exhibit B to Merger Agreement).

2.3 Escrow Agreement dated as of October 8, 1996 among Jacor Communications, Inc., Regent Communications, Inc. and PNC Bank, as escrow agent (included as Exhibit H to Merger Agreement).

2.4 Registration Rights Agreement dated as of October 8, 1996 among Jacor Communications and the parties listed in Schedule I thereto (included as Exhibit I to Merger Agreement).

99.1 Press Release dated October 9, 1996.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              JACOR COMMUNICATIONS, INC.



October 23, 1996              By: /s/ R. Christopher Weber
                                 -----------------------------------------------
                                 R. Christopher Weber, Senior Vice President
                                 and Chief Financial Officer


                                        3